Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD NET INCOME
FOR FIRST QUARTER FISCAL YEAR 2006 AND
RECORD QUARTERLY CASH DIVIDEND

•                  NET SALES OF $218.5 MILLION FOR THE JUNE QUARTER, UP 5% SEQUENTIALLY

•                  RECORD GROSS MARGINS OF 58.3% IN THE JUNE QUARTER

•                  RECORD NET INCOME OF 27.9% AND $61.0 MILLION IN THE JUNE QUARTER

•                  NET CASH GENERATED OF $100.2 MILLION DURING THE JUNE QUARTER BEFORE DIVIDEND PAYMENT OF $19.8 MILLION

•                  INCREASED DIVIDEND BY 31.6% TO 12.5 CENTS PER SHARE.  REPRESENTS AN INCREASE OF 172% FROM DIVIDEND LEVEL ONE YEAR AGO

CHANDLER, Arizona – July 26, 2005 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended June 30, 2005.  Net sales for the first quarter of fiscal 2006 were $218.5 million, up 5.0% sequentially from $208.1 million in the immediately preceding quarter, and up 2.7% from sales of $212.8 million in the prior year’s first quarter.  GAAP net income for the first quarter of fiscal 2006 was a record $61.0 million, or 29 cents per diluted share, up 8.2% from GAAP net income of $56.4 million, or 27 cents per diluted share, in the immediately preceding quarter; up 39.3% from GAAP net income of $43.8 million, or 21 cents per diluted share, in the prior year’s first quarter; and up 7.5% from non-GAAP net income of $56.8 million, or 27 cents per diluted share, in the prior year’s first quarter.  Non-GAAP diluted earnings per share for the prior year’s first quarter exclude special charges related to the settlement of patent license litigation.  A reconciliation of GAAP to non-GAAP earnings per share is included as part of this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 12.5 cents per share.  The quarterly dividend is payable on September 1, 2005 to stockholders of record on August 12, 2005.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

“All product segments grew sequentially in the June quarter, with microcontrollers leading the way with 5.3% sequential sales growth,” said Steve Sanghi, Microchip’s President and CEO.  “Our overall sequential net sales growth of 5.0% in the June quarter compared very favorably with many of our peers and competitors in the semiconductor industry.”

“The combination of our proprietary product positioning, where pricing is more stable than other areas of the semiconductor industry, richer product mix, and record manufacturing yields and efficiency resulted in record gross margins of 58.3% in the June quarter.  Our achievement of record net income of $61.0 million further reflects our sound business strategies,” Mr. Sanghi continued.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Inventory days at the end of June were 104 days, down from 107 days at the end of the prior quarter ended March 31, 2005.  Clearly our reduction in inventory days and our improving gross margin trends validate our factory utilization and inventory strategy.”

“Net cash generated for the June quarter met our expectations at $100.2 million for the period before the payment of $19.8 million in dividends.  We continue to return incremental value to our shareholders through an increased dividend payment, declaring a dividend payment of 12.5 cents per share, a sequential increase of approximately 32%,” Mr. Parnell added.

Mr. Sanghi concluded, “Our book-to-bill ratio for the June quarter was above parity at 1.07.  While we are pleased with the overall positioning of our business entering the September quarter, we are mindful of the seasonal effects of vacation shutdowns in several regions of Europe during this quarter.  Based on our overall assessment of the business we anticipate sequential net sales growth in the September quarter of about 4% and EPS in the September quarter of approximately 30 cents.”

Microchip’s First Quarter Fiscal 2006 Highlights:

•                  Avnet Electronics Marketing and Microchip announced that Avnet has been added to Microchip’s global distribution network.  Avnet’s large customer base of electronic original equipment manufacturers and electronic manufacturing service providers in 68 countries allows Microchip to significantly extend its reach to hundreds of thousands of potential new customers.

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•                  Microchip was named the 2005 Winner of the Better Business Bureau (BBB) of Central/Northern Arizona Business Ethics Awards in the over 500 employees’ category.  The 2005 BBB Business Ethics Award recognizes Microchip as an outstanding business for its commitment to maintaining a culture that consistently sets exceptionally high standards of behavior in buyer and seller relationships.

•                  During the June quarter, Microchip shipped 14,952 new development systems, demonstrating the continued strong acceptance of our products.  The total cumulative number of development systems shipped now stands at 373,263.

•                  Microchip announced the world’s first 28-pin stand-alone Ethernet controller, which provides a low pin count, cost-effective, easy-to-use solution for remote communication with embedded applications.  Along with Microchip’s free TCP/IP software stack for PIC18 microcontrollers, the new ENC28J60 Ethernet controller enables designers to create network- and Internet-connected embedded applications with minimized board space, cost and complexity.

•                  The first ten members of Microchip’s high pin count, high-density memory PIC18F87J10 Flash microcontroller family rolled out, doubling the performance in low-voltage applications by delivering up to 10 MIPS at 3V.  This new family provides cost-effective yet peripheral-rich 8-bit microcontrollers with high memory densities and pin counts that help engineers preserve their legacy 8-bit code and development-tool investments.

•                  Microchip announced it offers single-supply, rail-to-rail input/output, low-power operational amplifiers (op amps) in space-saving 5-pin SOT-23 packages that operate over a variety of bandwidths ranging from 10 kHz to 10 MHz.  The SOT-23 package saves board space and simplifies the design, making these devices ideal for battery-powered portable applications.

•                  Microchip introduced the world’s first 6-bit, non-volatile (EEPROM), digital potentiometers with WiperLock™ technology in a SOT-23 package.  The new MCP402X family provides engineers with a digitally controlled solution that is cost and size competitive with current mechanical potentiometer solutions.

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•                  Microchip continued to expand its low dropout regulator (LDO) portfolio with the introduction of the MCP1726.  This device is the only 1 amp LDO, stable with ceramic capacitors, that incorporates low output voltage, power good and user-programmable power good delay on-chip, providing an ideal solution for a variety of high-performance system applications.

•                  Microchip launched two families of low-power, single-supply, extended-temperature, rail-to-rail input/output op amps in single, dual and quad packages.  Available in ultra-small SOT-23 and SC-70 packages, the new MCP623X and MCP624X devices expand Microchip’s total op amp portfolio to more than 50 products in 10 kHz to 10 MHz bandwidths.

•                  Two 16-bit input/output (I/O) expanders debuted, providing a cost-effective and easy way for designers to upgrade or enhance their current microcontroller-based systems that require additional I/O.  The MCP23017 is the only 16-bit I/O expander that supports standard (100 kHz), fast (400 kHz) and high-speed (up to 1.7 MHz) I2C™ communications.  The MCP23S17 features SPI™ clock speeds up to 10 MHz for higher throughput applications.

•                  Microchip began volume production of two 16-bit dsPIC® digital signal controllers (DSCs) that offer designers performance speeds of 20 and 30 million instructions per second, self-programming capabilities via Flash memory and industrial and extended temperature ranges.  The dsPIC30F3012 and dsPIC30F3013 sensor family devices are offered in 18- and 28-pin packages as small as 8x8 mm QFN, and are ideal for sensor processing or other applications that can benefit from high performance in a small form factor.

•                  Microchip announced a royalty-free speech encoding (compression) and decoding (decompression) library for its 16-bit dsPIC DSCs.  The dsPIC30F Speech Encoding/Decoding Library enables embedded designers to transmit more messages over a given bandwidth or store longer amounts of speech in a given memory space, while maintaining excellent sound quality and intelligibility.

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Second Quarter Fiscal 2006 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•                  Net sales for the second fiscal quarter ending September 30, 2005 are currently anticipated to be approximately $227 million, up approximately 4% from the June 2005 quarter.

•                  Gross margins for the second fiscal quarter ending September 30, 2005 are expected to be approximately 58.75%.  Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•                  Operating expenses for the second fiscal quarter ending September 30, 2005 are expected to be approximately 25.0%.  Operating expenses fluctuate over time, primarily due to revenue, foreign currency effects on our business, and profit levels.

•                  The tax rate for the second fiscal quarter ending September 30, 2005 is anticipated to be approximately 24%.

•                  Earnings per diluted share for the second fiscal quarter ending September 30, 2005 are anticipated to be approximately 30 cents.

•                  Inventories at September 30, 2005 are anticipated to be approximately flat in number of days with the June quarter.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•                  Capital expenditures for the quarter ending September 30, 2005 are expected to be approximately $15 million, and capital expenditures for fiscal 2006 are expected to total approximately $55 to $60 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

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•                  Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the September quarter of approximately $106 million before the dividend payment of $26 million announced today.  This amount is before the effect of any stock buy-back activity.

•                  Microchip announced on April 22, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares.  At June 30, 2005, approximately 1.6 million shares remained available for purchase under this program.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core financial performance.  We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation.  Management measures enterprise performance using non-GAAP financial measures such as those that are disclosed in this press release.  This information facilitates management’s internal comparisons to the Company’s historical core operating results and comparisons to competitors’ core operating results as determined by management.  Management believes that non-GAAP information allows for additional transparency and such information is used by management in its financial and operational decision making.  The non-GAAP measures that management determines as being informative to investors allow them to focus on the ongoing operations and the core results of our business.  Historically, we have reported similar non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.  This information is not in accordance with, or an alternative for, information prepared using generally accepted accounting principles (GAAP) in the United States.  It excludes items such as special charges, which may have a material effect on the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP.  We exclude these charges and the related tax benefit from the charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations.  We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2005	2004

Net sales	$218,527	$212,775
Cost of sales	91,022	91,316
Gross profit	127,505	121,459

Operating expenses:
Research and development	23,395	23,281
Selling, general and administrative	31,081	27,224
Special charges	0	21,100
	54,476	71,605

Operating income	73,029	49,854
Other income, net	7,268	3,749
Income before income taxes	80,297	53,603
Income taxes	19,273	9,804

Net income	$61,024	$43,799

Basic net income per share	$0.29	$0.21
Diluted net income per share	$0.29	$0.21

Basic shares used in calculation	208,396	206,694
Diluted shares used in calculation	213,105	212,964

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	March 31, 2005
	(Unaudited)
ASSETS

Cash and short-term investments	$815,039	$734,604
Accounts receivable, net	130,614	113,088
Inventories	103,839	103,728
Other current assets	113,118	123,928
Total current assets	1,162,610	1,075,348

Property, plant & equipment, net	680,123	693,302
Other assets	49,326	48,904

Total assets	$1,892,059	$1,817,554

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$45,454	$45,454
Accounts payable and other accrued liabilities	181,715	169,481
Deferred income on shipments to distributors	90,062	91,730
Total current liabilities	317,231	306,665

Long-term debt and deferred taxes	21,512	25,155

Stockholders’ equity	1,553,316	1,485,734

Total liabilities and stockholders’ equity	$1,892,059	$1,817,554

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF GAAP INFORMATION TO NON-GAAP INFORMATION

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended June 30,
	2005	2004

GAAP net income	$61,024	$43,799
Special charges, net of tax
(a) Philips royalty settlement	$0	$12,976

Non-GAAP net income	$61,024	$56,775
Diluted GAAP net income per share	$0.29	$0.21
Diluted non-GAAP net income per share	$0.29	$0.27

Diluted shares used in calculation	213,105	212,964

(a)          In the three-month period ended June 30, 2004, we recorded a special charge of $21.1 million with a related tax benefit of $8.1 million for a patent license litigation settlement with U.S. Philips Corporation and Philips Electronics North America Corp. (together “Philips”) which had been ongoing for the past several years.  The settlement included a dismissal of the pending litigation and the cross-license of certain patents between Philips and Microchip.

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Conference Call and Updates:

Microchip will host a conference call today, July 26, 2005 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until August 2, 2005.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) July 26, 2005 and will remain available until 5:00 p.m. (Eastern Time) on August 2, 2005.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 1674103.

Cautionary Statement:

The statements in this release relating to stable pricing, improving gross margin trends, continuing to return value to stockholders through dividends, the positioning of our business, seasonal effects of vacation shutdowns, our expectation for net sales growth of about 4% and for EPS of approximately 30 cents, our ability to extend our reach to hundreds of thousands of potential new customers, continued strong acceptance of our products, and the statements containing our guidance for the quarter ending September 30, 2005 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending September 30, 2005 and for fiscal 2006, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any tax audit or any litigation involving

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intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this July 26, 2005 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC and dsPIC are registered trademarks of Microchip Technology Inc. in the USA and other countries.  WiperLock is a trademark of Microchip Technology Inc. in the USA and other countries.  I2C is a trademark of Philips.  SPI is a trademark of Motorola Inc.  All other trademarks mentioned herein are the property of their respective companies.

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